Exhibit 3.24

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 05/30/2000 001272668—3225681

CERTIFICATE OF AMENDMENT

OF

ERIE ACQUISITION CORP.

THE UNDERSIGNED, being the sole director of Erie Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation law of the State of Delaware, does hereby certify as follows:

FIRST:	The Fourth Article of the Certificate of Incorporation be, and it is hereby amended to read as follows:

The total number of shares of stock which the Corporation is authorized to issue is one thousand (1,000) designated as Common Stock with a par value of One Dollar ($1.00) per share, issuable in series with eight hundred (800) shares designated as Series A Common Stock and two hundred (200) shares designated as Series B Common Stock. Series A Common Stock shall he identical to Series B Common Stock in all respects except as provided otherwise in this Certificate of Incorporation.

SECOND:	Section (1) of the Sixth Article of the Certificate of Incorporation be, and it is hereby amended to read as follows:

The number of directors of the Corporation shall be four (4). The holders of Series A Common Stock shall elect three (3) directors and the holders of Series B Common Stock shall not be entitled to vote on the election of such directors. The holders of Series B Common Stock shall elect one (1) director and the holders of Series A Common Stock shall not be entitled to vote on the election of such director. Election of directors need not be by ballot unless the by-laws so provide.

THIRD:	Section (2) of the Sixth Article of the Certificate of Incorporation be, and it is hereby amended to read as follows

“The Board of Directors by unanimous approval shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the bylaws of the Corporation; provided, however, the Board of Directors by majority vote shall have power without the assent or vote of the stockholders to fix and vary the amount to be reserved for any proper purposes; to authorize and cause to be executed mortgages and liens on all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration of payment of dividends.”

FOURTH:	The Seventh Article of the Certificate of Incorporation be, and it is hereby deleted in its entirety.

FIFTH:	The Eighth Article of the Certificate of Incorporation be, and it is hereby renumbered as the Seventh Article of the Certificate of Incorporation.

SIXTH:	That this amendment was duly adopted in accordance with the provisions of section 242 of the General Corporation Law of the State of Delaware. That the Board of Directors has adopted a resolution approving the amendments contained herein and written consent to the amendments contained herein has been given by the sole shareholders of the Corporation in accordance with Section 228 the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I have signed this certificate this 25 day of May, 2000.

/s/ Harry J. Staszewski
Harry J. Staszewski

BEING THE SOLE DIRECTOR